MBIA
                                              MBIA Insurance Corporation
                                              113 King Street
                                              Armonk, NY 10504
                                              914 765 3333
                                              Fax:   914 765 3177
                                              e-mail: david.elliott@mbia.com

                                              David H. Elliott
                                              Chairman

                                              January 7, 1999

Joseph W. Brown, Jr.
2054 Evergreen Point Road
Bellevue, WA 98004

Dear Jay:

     I am excited by the prospect of your joining MBIA and leading the senior executive team and MBIA in the future. The members of the Board of Directors and I are unanimous in our belief that you possess the skills, experience and leadership characteristics required to help MBIA build our business. As such, I am pleased to extend to you an offer of employment under the terms and conditions outlined below:

I. Title, Department and Reporting Relationship - As Chief Executive Officer of MBIA Inc. you will report directly to me, in my capacity as Chairman, as long as I am Chairman, and thereafter will report solely and directly to the Board. It is our mutual intention, and the intention of the Board, that you will be appointed Chairman, in my place, no later than May 31, 1999.

II. Compensation - We have tailored a compensation program to reflect both your responsibilities as CEO and our expectation of your future leadership of MBIA. Your compensation package will include a base salary, performance bonus and long-term incentive award, as well as the special one-time stock option grant described below.

     a) Base Salary - $62,500 monthly, which is an annualized base salary of $750,000, not scheduled to be reviewed until December 31, 2003. Beginning in 2003, salary reviews for an increase will be conducted annually in accordance with the policies of MBIA, with increases, if any, effective on January 1 of the following year. Increases in your base salary will be a function of personal performance in your position, MBIA's financial and operational performance and other related factors as considered by the Compensation and Organization Committee of the Board of Directors.

     b) Performance Bonus Awards - Awards under this program are made in December of each year. Bonus awards are made at MBIA's discretion; will be based foremost upon MBIA's financial performance and upon performance factors that will be established once per year; and will be paid to you, at your election, in the form of restricted stock. You can expect your bonus for 1999 to be generally in line with current CEO and competitive pay practices, with performance-based adjustments as approved by the Compensation and Organization Committee of the Board of Directors.



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                                      MBIA                             2

     c) Long-Term Incentive Program - Given the responsibility that you will assume and the contribution that we expect you to make to MBIA, you will be eligible to participate in the MBIA Inc. Long-Term Incentive program. The Program has three objectives: (i) to pay a long-term incentive award based on your performance and on corporate performance and to closely align management's and shareholders' interests; (ii) to link compensation to both stock performance and financial results; and (iii) to reflect performance over an extended period of time to recognize the long-term nature of MBIA's businesses. The Long-Term Incentive Program divides the long-term incentive award equally into two elements: market value stock options and a plan that is tied to the compound growth in MBIA's adjusted book value ("ABV") (1) Growth in adjusted book value is viewed as the primary long-term driver of MBIA's stock performance and will reward participants for positive results even if the stock market does not fully reflect this performance during a particular measurement period.

     Awards under the Long-Term Incentive Program are based upon a formula that is intended to create a future payout value. One half of the award is comprised of stock options which are awarded annually and have a five-year vesting period while the other one half is based upon adjusted book value and vests in three years. The ABV award is also awarded annually. Grants under the Plan are recommended to the Compensation and Organization Committee of the Board of Directors annually and awarded in December of each year for performance in the previous calendar year. You will be eligible to participate in the Plan for the first time at the conclusion of the 1999 calendar year.

     You can expect your long-term incentive award for 1999 to be generally in line with current CEO and competitive pay practices, with performance-based adjustments as approved by the Compensation and Organization Committee of the MBIA Inc. Board of Directors.

     d) One-Time Stock Option Grant - Given your senior executive role at MBIA, you have agreed to purchase 160,000 shares of MBIA common stock no later than February 8, 1999, either (i) from MBIA at a price equal to the closing market price on January 6, 1999 or (ii) in the open market. Recognizing your current ownership of 40,000 shares of common stock, excluding the 8,000 share units held under MBIA's directors' plans, the purchase of the additional shares will bring your total stock ownership level to 200,000 shares. In respect of such level of ownership, you will receive a one-time special grant of 800,000 stock options (four stock options for each of the 200,000 common shares


--------------------------

(1) Adjusted Book Value is defined as reported shareholders' equity plus the unearned premium reserve, the present value of installment premiums and the future earnings (discounted) from non-insurance business, less related expenses and taxes.



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                                      MBIA                             3

owned), in accordance with the stock option agreement attached hereto as Exhibit A (the "Stock Option Agreement").

     The exercise price with respect to each share subject to this special option will be the closing market price of a share of common stock on January 6, 1999 ($67.875). This special one-time grant will expire at 11:59 p.m. on January 7, 2009 (or earlier in the event of termination of your employment in certain circumstances) and will be exercisable, in whole or in part, and from time to time, on or after the earlier to occur of (i) January 7, 2008 or (ii) the later to occur of (1) January 7, 2002 and (2) the last day of a period of ten consecutive Trading Days on which a Share has traded at least $90 at any point during each such Trading Day, subject to exercise at an earlier date in the event of certain terminations of employment, as provided in Section 5 of the Stock Option Agreement. However, the special option shall not become exercisable, and shall be forfeited, unless you beneficially own (within the meaning of both Rule 13d-3 and Rule 16a-1 as currently promulgated by the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended) not later than the close of business on February 8, 1999, two hundred thousand (200,000) shares of MBIA common stock and continuously own at least such number of shares until the earlier to occur of a Change of Control (as defined in the Stock Option Agreement) and January 7, 2004. Prior to the occurrence of a Change of Control and on or after January 7, 2004, the special option shall cease to be exercisable as to any shares as to which it has not previously been exercised on the first date, if any, as of which you cease to beneficially own at least the number of shares determined pursuant to the following schedule:

--------------------------------------------------------------------------------
On or after January 7, 2004 and                             150,000 shares
 prior to July 7, 2005
--------------------------------------------------------------------------------
On or after July 7, 2005 and                                100,000 shares
 prior to January 7, 2007
--------------------------------------------------------------------------------
On or after January 7, 2007                                  50,000 shares
--------------------------------------------------------------------------------

Upon the occurrence of a Change of Control or any termination of your employment with MBIA due to death, disability, retirement or termination by MBIA without cause (constructively or otherwise, all as defined in the Stock Option Agreement), there shall be no requirement that you continue to hold either any shares of MBIA or the securities of any successor in interest to MBIA.

Your special option will also become exercisable in full upon the occurrence of a Change of Control, except that, if the Change of Control occurs prior to January 7, 2000 and unless the Compensation & Organization Committee of the Board of Directors otherwise determines, only 50% of the shares subject to the special option grant (i.e., 400,000 shares) will become exercisable upon the occurrence of a Change of Control.

Any outstanding portion of this special option will also become exercisable in full immediately upon your death or termination of employment due to disability, or


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                                     MBIA                              4

termination by MBIA without cause (constructively or otherwise, all as defined in the Stock Option Agreement).

This Option will be exercisable upon your retirement with respect to the sum of
(1) that number of Shares with respect to which it could have been exercised on the date of your Retirement and (2) the Pro-Rata Percentage of any Shares as to which it is not then exercisable. "Retirement" shall mean your voluntary termination of employment after having completed at least five years of service and having attained age 55. The "Pro Rata Percentage" is the percentage determined by dividing (x) the number of months during the period of your actual employment by (y) 108.

Your special option grant will be transferable by you, in whole or in part, to any of your immediate family members (your parents, spouse, or the descendants of any of the foregoing, including descendants by adoption) or to a trust, partnership, limited liability company or other entity, the only beneficial owners of which are you and/or one or more of such family members, The option may also be transferred to a charity which is exempt from taxation under Section 501(c) of the Internal Revenue Code or a private foundation exempt from taxation under Section 509 of the Code, so long as the charity or the foundation agrees to any reasonable conditions MBIA may impose in order assure compliance with its obligations under the Federal securities laws.

I have attached the Stock Option Agreement, which details the provisions governing this grant. The terms set forth in such Stock Option Agreement shall control in the event of any inconsistency between such agreement and this letter.

III. Mission & Values - Provided for your review is MBIA's statement of mission and values. Please familiarize yourself with MBIA's mission and values as they should serve as a guide in accomplishing the goals of your job going forward.

IV. Benefits - You will receive benefits as outlined on the summary attached as Exhibit B at a level, and on terms and conditions, no less favorable to you than those applying to any other senior executive of MBIA. I have also attached a model of potential benefits available to you, which you can customize to fit your needs as outlined in the plan descriptions. You will be entitled to four weeks vacation per year; prompt reimbursement of all properly documented business expenses and of legal and consulting expenses incurred in connection with entering into these arrangements,

V. Change of Control Protection - The Stock Option Agreement contains a provision designed to hold you harmless, on an after tax basis, from any excise tax you incur in connection with your employment under Section 4999 of the Code. You will also be given a Key Employee Employment Protection Agreement that will provide you with termination benefits in the event of Change of Control of MBIA, including, without limitation, the payment of additional amounts to fully compensate you for the effect of any excise tax that may be imposed upon any of the benefits you receive under that

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                                      MBIA                             5

agreement, the Stock Option Agreement or otherwise in connection with the Change of Control.

VI. Indemnification - If you are made a party, or are threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or otherwise (a "Proceeding") by reason of the fact that you are or were a director, officer, employee, agent, manager, consultant or representative of MBIA or are or were serving at the request of MBIA as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (a "Claim") is made, or threatened to be made, that arises out of or relates to your service in any of the foregoing capacities, then you shall promptly be indemnified and held harmless by MBIA to the fullest extent legally permitted or authorized by MBIA's certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the State of Connecticut, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even if you shall have ceased to be a director, member, employee, agent, manager, consultant or representative of MBIA or other entity and shall inure to the benefit of your heirs, executors and administrators. MBIA shall advance to you all costs and expenses incurred by you in connection with any such Proceeding or Claim within 15 days after receiving written notice requesting such an advance. Such notice shall include an undertaking by you to repay the amount advanced if you are ultimately determined not to be entitled to indemnification against such costs and expenses.

In the event you request indemnification or advancement of costs and expenses as provided in the preceding paragraph of this Section VI, a determination as to your entitlement to indemnification shall be made in good faith pursuant to the procedures set forth in Section 33-775 of the General Statutes of Connecticut as in effect on the date hereof. Such determination shall be made promptly in order to permit timely indemnification pursuant to this Section VI including, without limitation, the advancement of costs and expenses.

Neither the failure of MBIA (including the Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement that you have satisfied any applicable standard of conduct, nor a determination by MBIA (including the Board, independent legal counsel or stockholders) that you have not met any applicable standard of conduct, shall create a presumption that you have not met an applicable standard of conduct.

                                     MBIA                              6

During your employment with MBIA and for a period of six years thereafter, to the extent that MBIA shall keep in place a directors and officers' liability insurance policy (or policies) providing comprehensive coverage to any other active or retired senior executive or director, it shall also maintain such coverage in effect for you.

VII. Conditions - This offer of employment is not contingent upon the completion of satisfactory professional and personal reference checks. This offer is contingent upon the negative results of a drug screening. A Human Resources representative will be in touch with you to schedule this screening.

VIII. Relocation Benefits - You will be provided with a comprehensive relocation package that includes reimbursement of all reasonable expenses associated with your move, temporary housing, house hunting trips, home sale/purchase assistance and other relocation benefits as outlined in the summary attached as Exhibit C.

IX. Starting Date - January 7, 1999.

     The terms and conditions of his offer are subject to the approval of the Compensation and Organization Committee of the Board of Directors who will meet on January 7, 1999, to review and approve this offer. We agree to obtain all necessary approvals with respect to the matters described in this letter and in the Stock Option Agreement and to amend MBIA's 1987 Stock Option Plan to the extent necessary to permit the grant of options contemplated hereunder and in the Stock Option Agreement, prior to your Starting Date.

     Again, I am delighted at the prospect of your joining MBIA as our CEO and, ultimately, Chairman, as well. Please confirm your acceptance of this offer by signing and returning one of the two executed originals of this letter to me.

Sincerely,

                                         Witnessed:
/s/ David H. Elliot                      /s/ Kevin D. Silva
--------------------------------         -------------------------------
David H. Elliott                         Kevin D. Silva
Chairman and CEO                         Senior Vice President, Director
                                         Management Services Division

Accept: /s/ Joseph W. Brown, Jr.         Date: 1/20/99
       -------------------------
        Joseph W. Brown, Jr.

EXECUTIVE BENEFITS SUMMARY


Retirement Plans

       MBIA Inc. Employees Pension Plan

       Employees are eligible on first entry date following the completion of six months of employment. Entry dates are January 1 and July 1. The plan provides a company contribution equal to 10 percent of total cash compensation. Funds are subject to the following vesting schedule: three years of service, 60 percent; four years of service, 80 percent; five years of service, 100 percent.

       MBIA Inc. Employees Profit Sharing 401(k) Plan

       Employees are eligible on first entry date following the completion of six months of employment. Entry dates are January 1, April 1, July 1 and October 1. The plan allows employees pre-tax salary and bonus deferrals of up to 10 percent. The Company matches employee deferrals, dollar for dollar, up to 5 percent. Employee deferrals are 100 percent vested. The Company match is subject to the same vesting schedule as the Pension Plan.

       MBIA Inc. Deferred Compensation and Excess Benefit Plan

       Excess employee deferrals and Company contributions, as defined by the IRS, will be credited to this non-qualified plan. The plan is unfunded and the benefit obligation to employees remains an MBIA liability subject to the full faith and credit of the company.

Group Insurance

       Life Insurance and AD&D

       The plan provides a benefit equal to one times salary up to a maximum of $250,000 at no cost to the employee. The employee may purchase supplemental coverage for employee, spouse and children. Employees are eligible after 30 days of employment.

       Split Dollar Life Insurance

       The plan provides supplemental life insurance with a death benefit equal to three times your base salary and a cash value build-up within the policy on a tax deferred basis. The life insurance benefit is funded through individual universal life insurance policies. The premium is split between MBIA and the executive.

       Health Care

       MBIA offers the choice of two medical plans, depending on the employee's location. These plans provide comprehensive coverage to protect you and your family against the financial burden of major illnesses and injuries. Dental insurance is also offered. The premium cost is shared between the employee and the Company. Eligible after 30 days of employment.

       Reimbursement Accounts

       Two Reimbursement Accounts are available: Health Care and Dependent Care. Both plans provide employees with tax savings through voluntary pre-tax salary deductions. Participation may begin upon employment.

       Short-Term Disability/Workers Compensation

       The Company's salary continuation plan provides income ranging from 75 percent or 100 percent of salary, based upon length of service, up to a maximum of 26 weeks. Employees are eligible for salary continuation after one year of employment. The New York State benefit prevails if employee is not eligible for salary continuation.

       Base and Supplemental Executive Long-Term Disability

       The plan provides income protection after short-term disability period of up to 70 percent of total cash compensation. The plan includes supplemental long-term disability benefits for executives to allow highly compensated employees to maintain level of benefit.

Long-Term Incentive Plan

       A long-term incentive based on a percentage of your total compensation is divided approximately equally into grants of stock options for MBIA Inc. and an adjusted book value (ABV) performance based award. Long-term incentives are awarded annually under the discretion of the Compensation and Organization Committee of the Board of Directors of MBIA Inc.

Holidays/Vacation/Sick/Personal Days

       Holidays

       Employees are awarded ten company-paid holidays plus 1 discretionary day. The holiday schedule for 1999 is attached.

       Vacation

       You will be entitled to the maximum 20 vacation days per year. Unused accrued vacation days may be carried over into following calendar year, but must be used by June 30.

       Sick Leave/Personal Time

       You will be eligible for ten sick days per year. Three personal days per year are permitted and are deducted from the annual sick leave credit.

Other Benefits

       Work/Family Benefits and Referral Service

       Employee Assistance Program

       Tuition Reimbursement

       Adoption Policy

       Matching Gifts to Education

       Wellness Program and Fitness Room

       Employee Stock Purchase Plan

                        Summary of MBIA Relocation Policy

MBIA offers competitive Relocation Benefits to eligible new hires as part of a comprehensive compensation package. The following Executive relocation benefits are listed to provide you with an overview of some of the available services. This list is not intended as a policy document nor does it constitute a contract of employment. MBIA reserves the right to amend any of the provisions of the Relocation policy.

     I    Homefinding Assistance

     o Counseling will be provided by the MBIA designated Relocation Company to aid you and your family with selecting the new community, neighborhood and home in the most efficient manner best suited to your family needs.

     o    Referrals to experienced Real Estate Agents.

     o    Househunting assistance including:

          o    Up to 2 trips with spouse for a total of 7 days/6 nights

          o    Reimbursement of airfare, lodging, rental car

          o    Per them of $50 per adult for meals and incidentals

          o    Up to $50 per day for child care

II   Home Purchase Assistance

     o Reimbursement of reasonable and customary closing costs (i.e. attorney fees, appraisal, title insurance, survey, and inspections).

     o    Reimbursement of up to a two- percent mortgage fee discount.

     o Interest-free (up to 90 days) loan against the equity in your current home (up to 90%) for purchase of new home is available based upon demonstration of need.

III  Homesale Assistance

     o    Marketing assistance including:

          o    Realtor selection

          o    Market analysis

          o    Listing and Marketing recommendations

     o Guaranteed Offer in which the Relocation Company will appraise your home and make an offer to purchase it on behalf of MBIA. This will enable you and your family to relocate to your new destination, free of the worry of being responsible for two homes.

IV   Moving Assistance

     o    Transportation of household goods.

     o Transportation of up to two automobiles for move distance greater than 500 miles or reimbursement of mileage and tolls for move distance 500 miles or less.

     o    Packing and unpacking of goods.

     o    Appliance hookups.

     o    Insurance coverage up to $250,000.

     o    Storage of goods up to 60 days.

     o Reimbursement of moving family including one-way airfare, mileage, tolls, train, lodging, and per them of $50 per adult, $35 per child for meals and incidentals.

     o Temporary living expense reimbursement for employee and family up to 60 days including lodging at an approved hotel, rental car, and per diem of $50 per adult, $35 per child for meals and incidentals.

     o Reimbursement of up to two round trips for employee to visit family (if family does not accompany employee).

V    Miscellaneous Expense Allowance

     o A lump sum in the amount of one month's base salary up to a maximum of $15,000 less withholdings and deductions, will be provided to cover miscellaneous expenses associated with your relocation.

VI   Tax Assistance

     o MBIA will provide you with tax assistance (gross-up) for non-deductible relocation expenses as outlined above.

                           MBIA 1999 Holiday Schedule


MBIA provides paid time off for scheduled holidays based on the New York Stock Exchange's schedule of holidays as follows:

         New Year's Day .........................January 1 (Friday)
         Martin Luther King, Jr. Day ............January 18 (Monday)
         Washington's Birthday ..................February 15 (Monday)
         Good Friday ............................April 2 (Friday)
         Memorial Day ...........................May 31 (Monday)
         Independence Day .......................July 5 (Monday)
         Labor Day ..............................September 6 (Monday)
         Thanksgiving Day .......................November 25 (Thursday)
         *Post Thanksgiving Day .................November 26 (Friday)
         Christmas Day ..........................December 24 (Friday)


*This day is not based on the New York Stock Exchange's schedule of holidays

In addition to the above paid holidays, each employee may take one additional day per year as a discretionary holiday. This day must be taken during the calendar year and will not be reimbursed to the employee if it is not taken.

The holiday schedule for some MBIA subsidiaries may differ from the above due to business needs. However, in no case will the number of paid holidays plus discretionary holidays exceed 11.




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                                                             MBIA Statement of
                                                             Mission and Values
                                                 ===============================

Mission
===========================

To promote growth and prosperity around the world by providing financial products and services of enduring quality.

Values
===========================

Values are the principles by which we navigate the company. They guide our decisions and behavior, and influence the actions we take. As the foundation of a vibrant and healthy culture, they are critical to our continued success. We will strive to incorporate them into everything we do.

     1.   Customer Service

          o    Deliver quality financial products and services

          o Differentiate the MBIA brand and ourselves through service and added value

          o    Exceed expectations consistently

     2.   Performance Excellence

          o    Provide quality expertise

          o    Present innovative solutions

          o    Assume individual responsibility and accountability

          o    Assess, reward and recognize performance

     3.   Integrity

          o    Emphasize honesty and respect for others

          o    Respect individual backgrounds

          o    Keep an open mind to other points of view

          o    Demonstrate maturity, empathy, fairness and principled behavior

     4.   Cooperation

          o    Commit to a common purpose

          o    Promote candid, respectful communication

          o Build an environment of trust and loyalty that stimulates teamwork

          o    Value and support each other as individuals

     5.   Responsible Citizenship

          o Support our communities and their organizations that serve humanitarian needs

          o Conduct ourselves lawfully and ethically, and with concern for employees, their families and society